EXHIBIT 14.1

                          EMISPHERE TECHNOLOGIES, INC.

                CODE OF BUSINESS CONDUCT AND ETHICS FOR DIRECTORS

The Board of Directors (the "Board") of Emisphere Technologies, Inc. ("Emisphere") has adopted a Code of Business Conduct and Ethics (the "Code") for members of the Board. The members of the Board acknowledge and accept their role as a strategic asset of Emisphere, measured by the contributions made collectively and individually towards the long term success of the enterprise.

The members of the Board are expected to carry out their duties with integrity and within the scope of their authority, as set forth in Emisphere's By Laws. Directors are entrusted with the oversight of Emisphere's assets and business affairs. The Board's key responsibilities include: Knowing and understanding Emisphere's business; providing intellectual capital; establishing high standards and goals for executive management; enhancing decision making by bringing knowledge, rigorous analysis and constructive engagement to the process; energizing the leadership team by empowering and holding management accountable and responsible for operating within a high performance framework; helping to attract top leadership talent; constructively engaging in strategic issues through both attention and involvement; creatively linking executive management's compensation to the creation and enhancement of shareholder value; acting within the bounds of the authority conferred upon them and making informed decisions and policies in the best interest of Emisphere and its shareholders.

In carrying out these responsibilities, Board members will:

     . Comply with all applicable laws, rules and regulations of federal, state, provincial and local governments, and all other applicable private and public regulatory agencies.

     . Engage in honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

     . Promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Emisphere files with, or submits to, the Securities and Exchange Commission and in other public communications made by Emisphere.

     . Act in the best interests of, and fulfill their fiduciary obligations to Emisphere's shareholders.

     . Act in good faith, responsibly and with due care, with competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be subordinated.

     . Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

     . Proactively promote and be an example of ethical behavior as a responsible partner among peers, in the work environment, and the community. Disclose potential conflicts of interests, promote ethical behavior, and encourage an environment which encourages openness and candor and the reporting of observed illegal or unethical behavior.

     . Share information with fellow Directors as appropriate, to ensure proper conduct and sound operation of the Board, collectively.

     . Exercise sound business judgment and practical wisdom, based on experience and expertise.

     . Share knowledge and maintain skills important and relevant to stake holder's needs; work effectively with others through mutual respect.

     . Respect the confidentiality of information relating to the affairs of Emisphere acquired in the course of service as Director, except when authorized or otherwise legally required to disclose such information; confidential information acquired in the course of one's work will not be used for personal advantage.

     . Promptly report to Emisphere's legal counsel and/or the Chairman of the Audit Committee any conduct that the individual believes to be a violation of law or business ethics or of any provision of the Code of Business Conduct and Ethics, including any transactions or relationship that reasonably could be expected to give rise to such a conflict.

     . Determine appropriate actions to be taken in the event of violations of this Code.

A Director who has concerns or questions regarding compliance with this Code should raise those concerns with the Chairman of the Board and the Chair of the Audit Committee, who will determine what action should be taken to address the concern, and will also cause this Code to be enforced. Directors will sign a confirmation that they have read and will comply with this Code. Any waiver of this Code may be made only by the Board and will be promptly publicly disclosed. Directors are encouraged to bring questions about particular circumstances that may involve one or more of the provisions of this Code to the attention of the Chair of the Audit Committee, who may consult with legal counsel as appropriate.